UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                Date of Report (Date of earliest event reported):  February 25, 2009

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(e)	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 25, 2009, Sypris Solutions, Inc. (the “Company”) amended the terms of its Executive Long-Term Incentive Program (“ELTIP”) for 2009 (the “2009 ELTIP”), under the provisions of the 2004 Sypris Equity Plan.  Effective as of March 2, 2009, the Company’s Compensation Committee also exercised its discretion under the ELTIP to cancel 260,650 shares of previously awarded, performance-based restricted stock, including the cancellation of 147,508, 36,089, and 36,089 shares previously awarded to Jeffrey T. Gill, John R. McGeeney and Richard L. Davis, respectively.

The 2009 ELTIP terms were amended to provide for additional grants of time-based restricted stock and the suspension of performance-based grants as well as the grant of options to the Company's President and Chief Executive Officer.  Under the amended terms of the 2009 ELTIP, Mr. Gill, Mr. McGeeney, Mr. Davis and Brian A. Lutes, the Company's recently appointed Chief Financial Officer, were awarded new equity grants with a “fair value” of approximately $122,070, $61,500, $57,400 and $41,000, respectively.  Mr. Gill was awarded 300,000 stock options which will vest on February 25, 2012 and become exercisable for two years at an exercise price of $0.82 per share, the closing price of the Company’s common stock on February 25, 2009.  Mr. McGeeney, Mr. Davis and Mr. Lutes were awarded 75,000, 70,000 and 50,000 shares of restricted stock, respectively, vesting in various increments on the first, second and third anniversaries of February 25, 2009.

Section 8 – Other Events

Item 8.01                      Other Events.

On February 25, 2009, the Board of Directors voted to suspend the Company’s declaration of a dividend with respect to the Company’s par value $.01 common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2009	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney __________________________
John R. McGeeney
General Counsel and Secretary

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